 EFC BANCORP, INC. ANNOUNCES FIRST QUARTER 2004 OPERATING RESULTS, INCLUDING A
                 19.4% INCREASE IN DILUTED EARNINGS PER SHARE

ELGIN, ILL., April 30/PRNewswire-FirstCall/ -- Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three months ended March 31, 2004 of $2.0 million compared to $1.6 million for the comparable prior year period. For the three months ended March 31, 2004 basic and diluted earnings per share increased 21.1% and 19.4% to $0.46 and $0.43, respectively from $0.38 and $0.36 for the comparable prior year period.

o (Logo: http://www.newscom.com/cgi-bin/prnh/20031210/EFCLOGO)
         ----------------------------------------------------

         Total assets at March 31, 2004 were $917.6 million, which represents an increase of $20.5 million, or 2.3%, compared to $897.1 million at December 31, 2003. The increase in total assets was the result of an increase in cash and cash equivalents of $35.3 million, or 161.4%, to $57.2 million at March 31, 2004 from $21.9 million at December 31, 2003. This increase is largely due to proceeds from an approximately $25.7 million loan sale, which occurred in March 2004. This increase was partially offset by decreases in investment securities, which decreased $10.0 million, or 11.0%, to $80.7 million at March 31, 2004 from $90.7 million at December 31, 2003, loan receivables, which decreased $3.3 million or 0.50% to $713.6 million at March 31, 2004 from $716.9 million at December 31, 2003, and mortgage-backed securities, which decreased $1.0 million, or 9.9%, to $9.2 million at March 31, 2004 from $10.2 million at December 31, 2003. Deposits increased $30.9 million, or 5.2%, to $627.7 million at March 31, 2004 from $596.8 million at December 31, 2003. Borrowed money, primarily representing FHLB advances, decreased $15.6 million to $196.2 million at March 31, 2004 from $211.8 million at December 31, 2003.

         Stockholders' equity increased $2.6 million to $81.0 million at March 31, 2004 from $78.4 million at December 31, 2003. The increase in stockholders' equity was primarily the result of the Company's net income for the three months ended March 31, 2004, and an increase of $926,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. These increases were partially offset by stock repurchases and dividends paid. As of March 31, 2004, there were 4,605,360 shares of common stock outstanding, resulting in a book value of $17.61 per share.

         Net interest income before provision for loan losses increased by $74,000, or 1.2%, to $6.1 million for the three months ended March 31, 2004 compared to the prior year period. This increase is primarily due to an increase in average interest-earning assets of $106.5 million for the three months ended March 31, 2004, compared to the prior year period, the effect of which was partially offset by a decrease in the average yield on interest-earning assets of 76 basis points from 6.15% for the three months ended March 31, 2003 to 5.39% for the three months ended March 31, 2004. The decrease in the average yield on interest earning assets is due to the overall lower interest rate environment. In addition, average interest-bearing liabilities increased $103.9 million for the three months ended March 31, 2004, compared to the prior year period. The average cost of interest-bearing liabilities decreased 46 basis points from 3.23% for the three months ended March 31, 2003 to 2.77% for the three months ended March 31, 2004. Interest rate spread decreased 30 basis points to 2.62% for the three months ended March 31, 2004 from 2.92% for the three months ended March 31, 2003. In addition, net interest margin decreased 39 basis points to 2.89% for the three months ended March 31, 2004 from 3.28% for the three months ended March 31, 2003. The lower interest rate spread and net interest margin are primarily due to the overall lower interest rate environment. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses decreased $31,000 to $150,000 for the three months ended March 31, 2004 compared to the prior year period.

         Noninterest income increased $606,000, or 60.0%, to $1.6 million for the three months ended March 31, 2004 from the prior year period. The increase is primarily due to increases of $235,000 in gain on sale of loans, $149,000 in gain on sale of property, which was a building previously occupied by the Bank, $138,000 in insurance and brokerage commissions, $136,000 in service fees and $48,000 in gain on sale of securities. The sale of securities was an economic decision based on favorable market conditions. In addition, the gain on sale of loans was the result of repositioning the balance sheet and favorable market conditions. These increases were partially offset by a decrease of $142,000 in income generated by Computer Dynamics Group, Inc. ("CDGI"). The decrease in income generated by CDGI is largely due to a decrease in sales related to a weaker demand for technology services.

         Noninterest expense increased by $234,000, or 5.2%, to $4.7 million for the three months ended March 31, 2004 over the comparable period in 2003. Of this increase, $124,000 was directly related to compensation and benefits, $35,000 was related to data processing and $26,000 in advertising expenses. The increase in compensation and benefits is primarily due to a combination of annual salary increases and the addition of staff.

         On March 19, 2004, the Company announced a cash dividend for the quarter ended March 31, 2004 of $0.15 per share. Payment of the cash dividend was made on April 13, 2004 to shareholders of record on March 31, 2004. In addition, on January 16, 2004, the Company announced the completion of its plan to purchase 5% of the Company's outstanding common stock, which was announced on September 27, 2001. The total shares purchased were 231,808 at an average price per share of $17.93.

         On April 29, 2004 the Company's stock price closed at $26.75 per share on the American Stock Exchange. The Company's dividend yield totaled 2.24%.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $917.6 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains eight full service offices in Elgin and surrounding communities. A new EFS Bank office is planned for 2004 in St. Charles, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC". Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
===================================================================================================

                                  March 31      December 31,      December 31
                                    2004           2003              2002
-------------------------------------- ------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):

  Total Assets                                        $917,553        897,093          782,376
  Loans receivable, net                                713,574        716,884          597,049
  Investment securities available-for sale              80,711         90,656           87,982
  Mortgage-backed securities available-for-sale          9,157         10,165           15,256
  Deposits                                             627,687        596,764          524,190
  FHLB Advances                                        196,200        204,700          171,700
  Stockholders' equity                                  81,016         78,404           74,777
  Non-performing assets                                  2,614          2,767            4,382
  Non-performing loans                                   2,614          2,767            2,396
  Allowance for loan losses                              3,893          3,755            3,141
--------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                            8.83%          8.74%            9.56%
  Allowance for loan losses as a % nonperforming
    assets                                              148.93%        135.71%           71.68%
  Allowance for loan losses as a % nonperforming
    loans                                               148.93%        135.71%          131.09%
  Allowance for loan losses as a % of loans, net          0.55%          0.52%            0.53%
  Book value per share                                $  17.61          17.07            16.13
  Market value per share                                 27.75          23.90            18.25
  Dividends per share (for the quarter ended)           0.1500         0.1475           0.1375
=================================================================================================

                                                                                       Three months ended
                                                                                            March 31,
                                                                                  ----------------------------
SELECTED CONSOLIDATED OPERATING DATA                                                 2004             2003
  (IN THOUSANDS, EXCEPT PER SHARE DATA):                                          ----------------------------

  Interest income                                                                  $ 11,447          11,425
  Interest expense                                                                    5,388           5,441
                                                                                  -----------------------------
    Net interest income before provision for loan losses                              6,059           5,984
  Provision for loan losses                                                             150             181
                                                                                  -----------------------------
    Net interest income after provision for loan losses                               5,909           5,803
  Noninterest income                                                                  1,616           1,010
  Noninterest expense                                                                 4,737           4,502
                                                                                  -----------------------------
    Income before income tax expense and minority interest                            2,788           2,311
  Income tax expense                                                                    824             744
                                                                                  -----------------------------
    Income before minority interest                                                   1,964           1,567
  Minority interest                                                                       6              21
    Net income                                                                    $   1,970           1,588
                                                                                  =============================


  Earnings per share - basic                                                      $    0.46            0.38
  Earnings per share - diluted                                                         0.43            0.36




                                                                                    Three Months Ended
                                                                                         March 31,
                                                                             -----------------------------------
                                                                                     2004             2003
                                                                             -----------------------------------

Selected Ratios:
  Return on average assets (1)                                                     0.86%             0.80%
  Return on average equity (1)                                                     9.86%             8.50%
  Noninterest expense to average total assets(1)                                   2.07%             2.25%
  Efficiency ratio (3)                                                             61.7%             64.4%

  Tax Equivalent Net Interest Margin:
  Income income as stated                                                     $  11,447            11,639
  Add:  Tax equivalent adjustment - investments(2)                                  189               213
        Tax equivalent adjustment - loans(2)                                         -                  1
                                                                                -------            ------
  Tax equivalent interest income                                              $  11,636            11,639

                                                                                =======            ======
  Net interest margin without tax adjustment(1)                                    2.81%             3.16%
  Net interest margin - tax equivalent(1)(2)                                       2.89%             3.28%
  Yield on interest-earning assets without tax adjustment(1)                       5.30%             6.04%
  Yield on interest-earning assets - tax equivalent(1)(2)                          5.39%             6.15%
  Yield on interset-bearing liabilities(1)                                         2.77%             3.23%
  Interest rate spread without tax adjustment(1)                                   2.53%             2.81%
  Interest rate spread - tax equivalent(1)(2)                                      2.62%             2.92%

SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                                       Three months ended
                                                                                            March 31,
                                                                             -----------------------------------
                                                                                     2004            2003
                                                                             -----------------------------------

  Total Assets                                                                $ 913,418           798,788
  Loans receivable, net                                                         724,615           618,481
  Total deposits                                                                577,985           500,427
  Borrowings                                                                    200,700           174,367
  Stockholders' equity                                                           79,912            74,736

  (1)  Annualized.
  (2)  This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3)  The efficiency ratio represents the ratio of noninterest expense dividents the sum of net interest income anded by
